EXHIBIT 21

                       SUBSIDIARIES OF THE REGISTRANT

   Unisys Corporation, the registrant, a Delaware company, has no parent. The registrant owns directly or indirectly all the voting securities of the following subsidiaires:
                                           State
                                         or Other
                                        Jurisdiction
                                         Under the
                                        Laws of Which
         Name of Company                 Organized
         ---------------                -------------
   Unisys Canada Inc.                     Canada
   Convergent Technologies, Inc.          California
   Unisys Australia Limited               Michigan
   Unisys New Zealand Limited             New Zealand
   Unisys Espana S. A.                    Spain
   Unisys (Schweiz) A.G.                  Switzerland
   Unisys Belgium                         Belgium
   Unisys Deutschland G.m.b.H.            Germany
   Unisys Eletronica Ltda.                Brazil
   Unisys France                          France
   Unisys Italia S.p.A.                   Italy
   Unisys Limited                         England
   Unisys Nederland N.V.                  Netherlands
   Unisys de Mexico, S.A. de C.V.         Mexico
   Unisys Korea Limited                   Korea
   Unisys South Africa, Inc.              Delaware
   Unisys de Colombia, S.A.               Delaware

   The names of certain subsidiaries are omitted from the above list; such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.